U.S. SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549

                                     FORM 4

                  STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935 or
               Section 30(f) of the Investment Company Act of 1940

[ ] Check box if no longer subject to Section 16. Form 4 or Form 5 obligations may continue. See Instruction 1(b).

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1.   Name and Address of Reporting Person*

Verebelyi                           Ernest                R.
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   (Last)                           (First)             (Middle)

500 Post Road East, Suite 320
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                                    (Street)

Westport                                CT              06880
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   (City)                           (State)              (Zip)


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2.   Issuer Name and Ticker or Trading Symbol


TEREX CORPORATION (TEX)
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3.   IRS Identification Number of Reporting Person, if an Entity (Voluntary)



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4.   Statement for Month/Year


08/30/2002
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5.   If Amendment, Date of Original (Month/Year)

09/04/2002
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6.   Relationship of Reporting Person to Issuer
     (Check all applicable)

     [ ]  Director                             [_]  10% Owner
     [X]  Officer (give title below)           [_]  Other (specify below)

Group President - Terex Americas
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7.   Individual or Joint/Group Filing (Check applicable line)

     [x]  Form filed by one Reporting Person
     [_]  Form filed by more than one Reporting Person
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           Table I -- Non-Derivative Securities Acquired, Disposed of,
                             or Beneficially Owned
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                                                                                                 5.             6.
                                                                 4.                              Amount of      Owner-
                                                                 Securities Acquired (A) or      Securities     ship
                                                    3.           Disposed of (D)                 Beneficially   Form:     7.
                                                    Transaction  (Instr. 3, 4 and 5)             Owned follow-  Direct    Nature of
                                      2.            Code         ------------------------------- ing Reported   (D) or    Indirect
1.                                    Transaction   (Instr. 8)                   (A)             Transaction    Indirect  Beneficial
Title of Security                     Date          ------------     Amount      or     Price    (Instr. 3      (I)       Ownership
(Instr. 3)                            (mm/dd/yy)     Code     V                  (D)             and 4)         (Instr.4) (Instr. 4)
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Common stock, par value $.01           08/30/02       P               153(1)      A     19.65     87,837(2)      D
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Common stock, par value $.01                                                                       1,378(2)      I        401(k)plan
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*    If the Form is filed by more than one  Reporting  Person,  see  Instruction
     4(b)(v).

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.

                            (Print or Type Response)                      (Over)

Table II -- Derivative Securities Acquired, Disposed of, or Beneficially Owned
         (e.g., puts, calls, warrants, options, convertible securities)

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                                                                                                                    10.
                                                                                                          9.        Owner-
                                                                                                          Number    ship
                                                                                                          of        Form
                    2.                                                                                    Deriv-    of
                    Conver-                    5.                              7.                         ative     Deriv-   11.
                    sion                       Number of                       Title and Amount           Secur-    ative    Nature
                    or                         Derivative    6.                of Underlying     8.       ities     Secur-   of
                    Exer-             4.       Securities    Date              Securities        Price    Bene-     ity:     In-
                    cise     3.       Trans-   Acquired (A)  Exercisable and   (Instr. 3 and 4)  of       ficially  Direct   direct
                    Price    Trans-   action   or Disposed   Expiration Date   ----------------  Deriv-   Owned     (D) or   Bene-
1.                  of       action   Code     of(D)         (Month/Day/Year)            Amount  ative    at End    In-      ficial
Title of            Deriv-   Date     (Instr.  (Instr. 3,    ----------------            or      Secur-   of        direct   Owner-
Derivative          ative    (Month/  8)       4 and 5)      Date     Expira-            Number  ity      Month     (I)      ship
Security            Secur-   Day/     ------   ------------  Exer-    tion               of      (Instr.  (Instr.   (Instr.  (Instr.
(Instr. 3)          ity      Year)    Code V    (A)   (D)    cisable  Date      Title    Shares  5)       4)        4)       4)
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Explanation of Responses:
(1)Shares purchased through payroll deductions through the Company's deferred compensation plan.
(2)Represents number of shares beneficially owned as of August 30, 2002.



/s/ Ernest R. Verebelyi                                     10/11/02
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      **Signature of Reporting Person                             Date


** Intentional misstatements or omissions of facts constitute Federal Criminal Violations.

See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed. If space provided is insufficient, see Instruction 6 for procedure.


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